Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 15, 2025 with respect to our audit of the consolidated financial statements of Ozop Energy Solutions, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to Ozop Energy Solutions, Inc.’s ability to continue as a going concern) as of and for the years ended December 31, 2024 and 2023, which appears in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Prager Metis CPAs, LLC

Hackensack, New Jersey
May 1, 2025